EXHIBIT 99.1

Quanex Building Products Provides COVID-19 Update

HOUSTON, April 06, 2020 (GLOBE NEWSWIRE) -- Quanex Building Products Corporation (NYSE: NX) (“Quanex” or the “Company”) today provided an update in response to the COVID-19 pandemic.

George Wilson, President and Chief Executive Officer, stated, “First and foremost, the health and safety of our employees and communities is our primary focus. We are taking appropriate safety measures throughout our plants, and following applicable CDC and governmental guidelines, in an effort to protect our employees and their families while continuing to service our customers and provide vital components for important construction projects around the world. All of our manufacturing facilities are currently operating in compliance with applicable regulatory orders, other than our two facilities in England which are currently closed in accordance with the United Kingdom’s shutdown order. It is difficult to predict how this pandemic will ultimately impact our Company and our end markets, so we believe it is prudent to withdraw our prior guidance for 2020. That said, our balance sheet remains strong and we have a highly variable cost structure, which gives us the ability to rapidly reduce costs as demand dictates. As such, we feel our business is well-equipped to handle the challenges ahead and we are confident that we will weather this storm.”

Liquidity Update

As a precautionary measure, and in an effort to increase its cash position and preserve financial flexibility due to uncertainty surrounding the COVID-19 pandemic, the Company elected to draw an additional $50 million from its $325 million Senior Secured Revolving Credit Facility due 2023 (the “Credit Facility”). The proceeds are available to be used for working capital and general corporate purposes. Quanex currently has approximately $70 million of cash on hand and approximately $100 million of capacity remaining under the Credit Facility.

About Quanex

Quanex Building Products Corporation is an industry-leading manufacturer of components sold to Original Equipment Manufacturers (OEMs) in the building products industry. Quanex designs and produces energy-efficient fenestration products in addition to kitchen and bath cabinet components.

Forward-Looking Statements

Statements that use the words “estimated,” “expect,” “could,” “should,” “believe,” “will,” “might,” or similar words reflecting future expectations or beliefs are forward-looking statements. The forward-looking statements include, but are not limited to, the Company’s future operating results, future financial condition, future uses of cash and other expenditures, expenses and tax rates, expectations relating to Quanex’s industry, and the Company’s future growth, including any guidance discussed in this press release. The statements and guidance set forth in this release are based on current expectations. Actual results or events may differ materially from this release. For a complete discussion of factors that may affect Quanex’s future performance, please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2019, and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2020, under the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors”. Any forward-looking statements in this press release are made as of the date hereof, and Quanex undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

Contact:
Scott Zuehlke
SVP, Chief Financial Officer and Treasurer
713-877-5327
scott.zuehlke@quanex.com